EXHIBIT 23.5

Consent of Independent Public Accounting Firm

We consent to the inclusion in this Registration Statement of United Community Banks, Inc. on Pre-Effective Amendment No. 1 to Form S-4 of our report dated March 28, 2024, relating to the consolidated financial statements of ANB Holdings, Inc. as of and for the years ended December 31, 2023 and 2022, and to the reference to our firm under the heading “Experts” in this Registration Statement.

WALTERS & ASSOCIATES CPAs

Sarasota, Florida

January 24, 2025

3277 Fruitville Road, Building E, Sarasota, FL 34237 ♦ Phone 941-366-4450 ♦ Fax 941-260-9864

5858 Central Avenue, St. Petersburg, FL 33707 ♦ Phone 727-322-5111 ♦ Fax 727-322-5115